QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

February 6th, 2004

Mr. Kevin Boyce
36 Cameo Street
Oakville (Ontario)

Dear Kevin:

        This letter confirms our offer of employment for you to join Molson Inc. in the position of President Molson Canada and Chief Operating Officer of Molson Inc. This letter outlines the financial aspects of the position.

1.     Position

        Your position will be President Molson Canada and Chief Operating Officer of Molson Inc. (the "Company"). You will report directly to the Chief Executive Officer of the Company and have responsibility for the Marketing, Sales, Operations, Distribution and related support functions activities in Canada.

2.     Effective Date and Place of Employment

        The effective date of your employment will be no later than April 12th, 2004 or such earlier date as may be arranged and you will be based in the Company's offices in Toronto as mutually agreed.

3.     Ability to Perform Duties

        You hereby represent and warrant that you are bound by no covenant or agreement, nor do you have obligations at law, which would prevent you from carrying your duties and responsibilities under this agreement. You agree that if this representation and warranty should be untrue, the Company has just cause for the termination of your employment without notice and without any compensation or damages in lieu of notice.

4.     Salary

        Your salary will be $650,000 per annum, payable bi-monthly in arrears. Your salary will be reviewed next in June 2005.

5.     Annual Bonus

        You will be eligible for an annual bonus, commencing April 1st, 2004 and ending March 31st, 2005. The amount of the bonus will be based upon the achievement of annual business and individual plan targets during the fiscal year. Your annual target bonus will be at 70% of base salary pursuant to the Company's EVA compensation plan. Of this, 75% would be determined with reference to Company's performance and 25% with reference to personal performance. The Company reserves the right to amend and / or alter the annual incentive program as required by the business.

6.     Initial Grant of Stock Options

        You will receive, following Board approval and as soon as practical after your acceptance of this letter, a one-time grant of 225,000 options of Molson Class "A" shares. These options will vest at the rate of 33 1/3% a year, commencing on the third anniversary after the grant date and will expire at the end of 10 years following the grant date.

7.     Signing Bonus

        During your first week of employment, you will be provided with a signing bonus of $200,000 (less appropriate deductions). Should you voluntarily leave the employment of Molson within one year from your start date, then you will owe Molson the after-tax sum of your signing bonus, payable within two weeks of your last day. The after-tax proceeds of this signing bonus will be utilized to purchase shares of Molson Inc. and partially offset the share ownership guideline described below.

        Secondly, after giving your resignation, in the event that your employer withholds your stock options vesting March 21, 22 and 25, 2004, we will provide you with a signing bonus equivalent to $120,000 US (less appropriate deductions) to offset this cancellation. The voluntary clause in the preceding paragraph also applies to this payment.

8.     Annual Stock Option Grant

        You will be eligible to participate in this plan which annually grants options on the Company Class "A" shares, usually in May of each year. You will be eligible for your first such grant under this plan in May 2005.

9.     MESOP

        In addition, you will be eligible to participate in the Molson Employee Share Ownership Plan (MESOP). Under this plan, you can contribute a percentage of your base salary and Molson will match one-third of the first 4% of base salary which you contribute (the maximum Molson contribution is 1 1/3% of base salary).

10.   Share Ownership

        The purpose of the SOG (Share Ownership Guidelines) Plan is to align the interests of Molson's senior executive team with the interest of shareholders through significant share ownership levels. As an Executive Vice President, you will be required to own a minimum of two times salary in Molson shares by the end of four years from your date of hire. To facilitate the purchase of shares, you will be offered a company-provided loan up to a maximum amount equal to the ownership level. You will be given three months to access this loan starting on your date of hire. Loans have a ten-year term, with the interest rate equal to the dividends paid on the shares. Principal repayments will be in five equal annual installments beginning on the sixth anniversary of the loan.

11.   Pension

        You will participate in the Company defined contribution pension plan. The current Company contribution is 5.5% of base salary up to Canada Customs and Revenue Agency (CCRA) limit. Contributions in excess of the limit are made to a "notional account", with resulting pension payments made through payroll. The Company also pays all investment and administration fees associated with the plan.

        As an Executive of Molson Inc., you are entitled to a total pension promise from our Supplementary Executive Retirement Plan (SERP). This SERP provides for an annual pension, payable at age 65, equal to 2% of your best three year average earnings for each year of service. The total SERP promise will be offset by your entitlement from the defined contribution pension plan. If you leave Molson prior to completing two years of service, you are not eligible for this SERP. For SERP calculations, earnings are defined as base salary plus the lesser of target or paid EVA bonus.

12.   Termination

        In the event of your involuntary termination by the Company, other than for just cause, disability or your voluntary early retirement or retirement at age 65 or your death, you (or your estate in the event of your death after such termination) will receive a severance payment, inclusive of all statutory payments and benefits, in the form of a continuation of your base salary, benefits and pension accrual equal to 24 months (the "Severance Period"). Specifically, your base salary will be continued for the Severance Period. You (or your estate) will not be entitled to any compensation on account of lost annual bonus payments for the Severance Period, but shall remain entitled to bonus payments prorated for any part service up to the date of commencement of the severance period. In addition, all your existing insured benefits (excluding short and long term disability) and perquisites will be continued during the Severance Period or until you find new employment or self-employment which ever occurs first. You will also continue to accrue pension service during the Severance Period or until you find new employment or self-employment which ever occurs first.

13.   Insured Benefits and Perquisites

        You will be eligible to participate in the insured benefit and perquisite package applicable to executives at your level. The package currently allows you to participate in the Company's comprehensive flexible insured benefit program, which includes dental, health, short-term disability and accident insurance. In addition, you will receive a number of Executive Insured Benefit programs, key highlights of which are as follows:

        Post Retirement Life Insurance:    In accordance with the following schedule:

  If you retire at age 61 or later

Age 61	2 1/2 times your base annual salary at retirement
Age 62	2 times your base annual salary at retirement
Age 63	1 1/2 times your base annual salary at retirement
Age 64 to 69	1 times your base annual salary at retirement
After you reach age 70	$25,000 lifetime benefit

        Life Insurance:    Life Insurance coverage is equal to three (3) times your annual base salary during the currency of employment.

        Executive Long Term Disability:    This tax free benefit is equal to 60% of the first C$100,000 and 50% of the balance of your annual base salary in effect immediately prior to becoming disabled, up to a maximum benefit of C$30,000 per month. Benefits in payment are increased annually by 50% of any increase in the Consumer Price Index to a maximum of 5% per annum.

        Company Provided Car:    You will be provided with a leased car with an acquisition value of up to $60,000. All operating costs of this vehicle will be paid by the Company, including insurance, maintenance, gas and oil.

        Club Memberships:    The Company will pay initiation fees (up to a maximum of 15% of your base salary) and annual and other membership dues (up to a maximum of $5,000 per year) in connection with membership in one private club in Toronto and other clubs as agreed by the CEO.

        Financial Counseling and Tax Return Preparation:    You will be eligible to participate in our financial counseling service provided by T. E. Financial Consultants Ltd. This program includes tax return preparation and financial planning.

        Vacation Entitlement:    You are entitled to 4 week's vacation per year, which will be administered in accordance with the Company's vacation policy.

        Annual Medical:    You and your spouse will be eligible for a full annual medical and fitness assessment on a voluntary basis with Medisys Inc.

        Relocation Benefits:    The Company will cover any out-of-pocket expenses related to moving personal goods from New York to Toronto.

14.   Non-Solicitation of Employees

        You agree that you will not, without the prior written consent of the Company, while employed by the Company or at any time on or before twelve (12) months following your departure from the Company, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever and either on your own behalf or on behalf of any person competing or endeavoring to compete with the company, directly or indirectly solicit for employment, or seek to retain the services of, any person who is an employee of the Company, as of the date of your departure or who was an employee of the Company, during the three month period prior to your departure.

        You confirm that all restrictions in the above paragraph are reasonable and valid and you hereby waive all defenses to the strict enforcement thereof by the Company.

15.   Non-Compete

        You will not, without the prior written consent of the Company, while employed by the Company or at any time on or before twenty-four (24) months following your departure from the Company, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever, carry on or be engaged in or advise, lend money to, guarantee the debts or obligations of or permit your name or any part thereof to be used or employed by any person engaged in, directly or indirectly, or concerned with or interested in the manufacturing, marketing sale or distribution of malt based beverages in North or South America including (without limitation) Interbrew Including Labatt, Moosehead, Anheuser-Busch, Miller Brewing Company, i.e. SAB, Coors Brewing Company, Ambev or Grupo Modelo, except that this restriction shall apply only to the extent that the work which you are performing relates to or impacts brewing activities in North or South America.

        You confirm that all restrictions in the above paragraph are reasonable and valid and you hereby waive all defenses to the strict enforcement thereof by the Company.

16.   Medical Status

        Our agreement is subject to your confirming to us by providing the results of a medical examination conducted within the last six months, or a medical examination conducted on your behalf, that nothing in your medical status will prevent you from carrying out your obligations hereunder.

17.   References

        Our agreement is also subject to our obtaining satisfactory references.

18.   Severability

        If any provision of this agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining parts of such provision and all other provisions of this agreement will continue in full force and effect.

        In the event of any change in future circumstances, the undertakings in this letter may be modified or amended, but only with the written prior consent of you and the Company.

19.   Governing Law

        This agreement will be governed by and construed in accordance with applicable provincial and federal laws.

        If you are in agreement with the conditions of employment as outlined in this letter, I would ask that you sign below and ensure that I am in receipt of this letter no later than February 9th, 2004.

        Kevin, we are pleased about the prospect of you joining us as President Molson Canada and Chief Operating Officer of Molson Inc. and are confident that you will make a significant contribution to our organization. I look forward to working with you.

Yours truly,

Signed / Daniel J. O'Neill
President and Chief Executive Officer

        I confirm that the above arrangements are in accordance with my understanding and are entirely acceptable to me. I agree to keep the terms of this employment arrangement confidential.

Signed / Kevin T. Boyce                        Date / Feb 8, 2004

QuickLinks

  Exhibit 10.2